Exhibit 10.9
VWR International, LLC
1310 Goshen Parkway, P.O. Box 2656
West Chester, PA 19380-0906, www.vwr.com
Office of the President & CEO
Phone: 610.692.1060
Fax: 610.701.9896
john_ballbach@vwr.com
June 13, 2008
Mr. Eddy Wu
Dear Eddy:
I am pleased to confirm the terms of the offer of employment to you at VWR International, LLC (“VWR”). The terms are as follows:

Position:	Senior Vice President & President, Asia-Pacific.

Base Salary:	HK$2,730,000 per year, payable in monthly installments, on 12-month per year basis, on VWR’s regular payroll dates. (The above amount is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.)

Annual Bonus:	You will be eligible to participate in VWR’s Management Incentive Program (MIP) with a target bonus of 75% of base salary or HK$2,050,000 at target, prorated from hire date. Bonus achievement is based on the successful achievement of established annual objectives.

For the 2008 performance year, your bonus will be guaranteed at HK$1,171,875. This amount will be paid at the completion of the performance year consistent with all other payments in the Management Incentive Program, tentatively expected to be March 2009.

Hiring Incentive:	In an effort to incent you to join VWR as well as to offset any loss of earned or unearned equity opportunities, VWR will offer you a one -time hiring incentive in the amount of HK$1,953,125. This amount will be gross of any required taxes in your home location.

Office Location:	Your office will be located in Shanghai, China.

International Assignment:	You will be employed by VWR International, LLC and, as your home country is Hong Kong you will be placed on assignment with VWR for a period of three (3) years. Your assignment would commence upon your projected start date of August 18, 2008 and continue through September 30, 2011.

Relocation:	VWR will cover the cost for shipment of household goods and airline transportation for you and your family to your host location. In addition, we will provide you one month of your base salary to cover any settling-in or incidental costs associated with your move.

Housing:	You will be eligible to receive a housing allowance in the amount of RMB 70,000 per month or RMB 840,000 annually.

Tax Status:	While on assignment in Shanghai, China from October 1, 2008 through September 30, 2011, VWR will pay for your PRC individual income tax on the compensation paid or payable to you hereunder provided that, you will be responsible for a hypothetical tax which is the equivalent of the amount of Hong Kong salaries tax attributable to the compensation paid or payable by VWR to you had you been employed by an employer which is a Hong Kong-registered company and remained in Hong Kong for the relevant taxation period. You agree that VWR may deduct such hypothetical tax from amounts payable to you.

Assignment related costs, allowances and benefits including the employer contribution to your voluntary retirement plan would not be considered taxable. Any taxes due in relation to these benefits would be grossed-up.

Currency:	Regular salary and bonus payments will be made in Hong Kong dollars. Any direct assignment related costs or allowances will be paid in Chinese RMB.

Home Leave:	VWR will provide airfare for you and your family for travel between Shanghai and Hong Kong, once annually for home leaves travel. In addition necessary hotel accommodations for 1 week per year will also be provided. The maximum reimbursement for home travel is RMB 42,000 per year.

Transportation:	VWR will provide a transportation allowance in the amount of RMB 245,000 per year.

Utilities:	VWR will provide a utility expense allowance in the amount of RMB 105,000 per year.

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Tuition:	For the duration of your assignment VWR will pay the direct costs for formal schooling for your two (2) children at The American School in Shanghai, China.

Equity Program:	You will be eligible to participate in the Varietal Distribution Holdings, LLC (VWR holding company) equity program. This is a one-time offer with an opportunity to participate at up to a US$1,000,000 investment level (US$250,000 minimum). The details of this investment opportunity will be provided in, and will be subject to the attached Securities Purchase Plan and separate documentation.

Vacation & Benefits:	You will be entitled to five weeks of vacation annually. You will also have the ability to participate in all health & welfare programs offered to other Associates in Shanghai, China unless previously outlined in this letter. You will have the ability to participate in Medical and Insurance plans provided to international assignees.

Retirement Contribution:	VWR will provide a voluntary contribution in the amount of 15% of your base salary toward your Hong Kong voluntary retirement plan. If possible, VWR will make this contribution on a pre-tax basis directly to your plan. Otherwise, we will make the payment to you directly.

Tax and Financial Services:	VWR will identify a professional financial tax advisor to assist you with planning, preparation and filing of your taxes.

In the event your assignment is discontinued or your employment with VWR terminates for any reason, we would expect you to fully cooperate with VWR and its agents to resolve any outstanding tax related filings or matters.

Repayment Agreement:	In the event that you terminate your employment with VWR voluntarily prior to eighteen (18) months from your start date of August 18, 2008. You would be responsible to repay VWR the amount of US$336,000. Except for Good Reason (as defined on Annex 1), you may resign from your position by providing three (3) months prior written notice to VWR, unless otherwise consented by VWR.

In the event that VWR involuntarily terminates your assignment for any reason other than Cause, then VWR will continue any and all assignment related benefits for a period of six (6) months following the date of your separation.

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Severance/Restrictive Covenants:	If your employment with VWR and its affiliates is terminated (i) by VWR or its affiliates without Cause (as defined on Annex 1) or (ii) by you for Good Reason (as defined on Annex 1), you will be entitled to receive (A) an aggregate amount equal to one and a half times the sum of your base salary then in effect and your target bonus for the year in which such termination occurs, payable in equal installments on VWR’s regular payroll dates during a period of twelve months after such termination and (B) continued health benefits for a period of twelve months after such termination. These payments (i) would be subject to your execution of a general release in the form attached hereto as Annex 2, (ii) shall be in lieu of any other severance payments you are entitled to under any agreements or plans and (iii) shall be reduced to the extent you are entitled to any similar severance payments or health benefits from VWR under applicable law so as not to be duplicative with such legally required payments or benefits. You agree to be subject to those restrictions set forth on Annex 1 attached hereto, which are a part of this letter agreement (the “Employee Covenants”).

If your employment with VWR and its affiliates is terminated by VWR or its affiliates by reason of your Disability (as defined on Annex 1), you will be entitled to receive a lump sum payment as soon as practicable following such termination in an amount equal to the target amount of your bonus for the year in which such termination occurs, prorated for the portion of such year during which you were employed with VWR. In addition, you shall be entitled to receive payments of your base salary until payments to you under VWR’s long-term disability plan commence but in any event for a period not to exceed 18 months from the date of your termination.

If your employment with VWR and its affiliates is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to receive a lump sum payment as soon as practicable following your death in an amount equal to the target amount of your bonus for the year in which such termination occurs, prorated for the portion of such year during which you were employed with VWR.

You shall be under no obligation to seek other employment for any reason or to mitigate any severance payments following a termination of your employment with VWR and its affiliates for any reason. In addition, there shall be no offset against amounts due to you upon termination of your employment with VWR and its affiliates on account of any compensation attributable to any employment subsequent to your employment with VWR and its affiliates. Either you or VWR may terminate your employment with VWR and its affiliates at any time.

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Except as provided above in this Severance/Restrictive Covenants section, you shall not be entitled to any other salary, compensation or benefits from VWR or its affiliates after termination of your employment with VWR or its affiliates, except as otherwise specifically provided for in VWR’s or its affiliates’ employee benefit plans or as otherwise expressly required by applicable law.

Legal Fees:	In the event of a contest between you and VWR or its subsidiaries or affiliates regarding a breach or alleged breach of this Agreement in which you substantially prevail, then VWR agrees to pay (within ten business days of receipt of an invoice from you), all reasonable legal fees and expenses that you have incurred as a result of such contest.

Personal Services Agreement:	On the date hereof, you agree to enter into a Personal Services, Confidentiality and Inventions Agreement with VWR, in the form attached hereto as Exhibit A.

Entire Agreement:	This letter agreement, (including any Annexes attached hereto) and the Personal Services, Confidentiality and Inventions Agreement referenced above set forth the entire understanding between you and VWR and/or its affiliates with respect to the subject matter hereof and thereof, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof and thereof between you and VWR and/or any of its affiliates, which shall terminate and be of no further effect upon the execution of this letter agreement.

Governing Law:	This letter agreement and the Personal Services, Confidentiality and Inventions Agreement referenced above, shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania.

Consent to Jurisdiction:	You hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and the state courts of the State of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this letter agreement (including the Personal Services, Confidentiality and Inventions Agreement referenced above) or any transaction contemplated hereby. You further agree that service of any process, summons, notice or document by certified or registered mail to your address as listed above or such other address or to the attention of such other person as you have specified by prior written notice to VWR shall be effective service of process in any action, suit or proceeding in the State of Pennsylvania with respect to any matters to which you have submitted to jurisdiction as set forth above in the immediately preceding sentence. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement

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(including the Personal Services, Confidentiality and Inventions Agreement referenced above) or the transactions contemplated hereby in the United States District Court for the Eastern District of Pennsylvania or the state courts of the State of Pennsylvania and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
Eddy, I am pleased about the prospect of you joining us and I believe you will be a valuable member of the VWR team. I look forward to receiving a signed copy of this letter, which will confirm your acceptance of our offer.
Sincerely,

/s/ John M. Ballbach

Accepted:	/s/ Wu Ming Kei
Eddy Ming Kei Wu
June 20, 2008

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Exhibit A — Personal Services, Confidentiality and Inventions Agreement
See Attached.

VWR International, LLC
PERSONAL SERVICES, CONFIDENTIALITY AND INVENTIONS AGREEMENT
THIS AGREEMENT (this “Agreement”) is between VWR International, LLC, presently headquartered at 1310 Goshen Parkway, West Chester, Pennsylvania, 19380 (“VWR”) and Eddy Wu (“Executive” or “I”) who is employed by VWR.
VWR’s sound business policy requires that its trade secrets, technical and non-technical know-how, business knowledge, plans, systems, business methods, business records and customer relations to be protected and not utilized by any person or firm who competes or wants to compete with VWR. The parties wish to evidence the terms of the employment relationship between them and particularly to set forth certain restrictions which shall apply to Executive in the event of termination of his/her employment with VWR.
In consideration of and as part of the terms of employment by VWR, it is agreed as follows:
1.
Compensation and Benefits. Executive shall be entitled to a salary, annual bonus and other monetary compensation, which shall be established by VWR at the inception of employment, and may be periodically thereafter adjusted for increase only. Executive shall also be entitled to participate in various VWR employee benefit plans (for example, health insurance, retirement, and the like), in accordance with the participation requirements of said plans, and nothing contained herein shall confer benefit eligibility which is in any manner inconsistent with the terms of the benefit plans.

2.
Executive’s General Obligations; Conflicts of Interest. During my employment with VWR, I agree to devote substantially all my working time during normal business hours to VWR. During my employment with VWR, I agree to use my best efforts to perform the duties associated with my position and title with VWR as VWR may direct, not to engage in any other business or activity the nature of which shall be determined by VWR to be competitive with VWR, its suppliers or its customers and to comply with any Conflict of Interest Policy of VWR; provided that, with the approval of VWR, which such approval shall not be unreasonably delayed or withheld, I may serve on the board of directors of one public company. I further agree to conform to all VWR policies, practices, and procedures, to the extent such policies, practices and procedures have been provided to me in writing, as well as lawful directions of VWR and/or its affiliates as to performance of services for VWR, to the extent that the same are consistent with my position and title with VWR.

3.
No Existing Restrictive Agreements. I represent that I am not a party to any contract limiting my present or future right to work for VWR or to perform such activities as shall be required from time to time by VWR.

4.
Prior Employer Information. I agree that I will not use improperly or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-venturers, customers, or suppliers, or the vendors or customers of such persons or entities, and I will not violate any nondisclosure or proprietary rights agreement I might have signed in connection with any such employer, person or entity.

5.
Non-Disclosure of Information. I recognize that, in the performance of my duties with VWR, Confidential Information belonging to VWR will come into my possession, including, without limitation, information regarding business methods, plan, systems, customer lists and customer relations, vendor lists and vendor relations, cost and pricing information, distribution and logistical information, and other information relating to the business of VWR that is not known to the general public. I recognize that the business of VWR is materially dependent upon the relationship between VWR and its customers who are serviced by its associates and that VWR has and will entrust me with Confidential Information, that must remain the property of VWR. As used in this Agreement, “Confidential Information” shall mean the trade secrets, technical and non-technical know-how, technical and business knowledge and information, plans and systems, business methods, customer lists and customer relations of VWR, including but not limited to research, development, manufacturing, purchasing, accounting, data processing, engineering, marketing, merchandising, selling and invoicing, which information is acquired from or through VWR during the course of my employment by VWR. “Confidential Information” shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and VWR or its affiliates. I agree that I will not at any time hereafter disclose Confidential Information to third parties or use Confidential Information for any purpose other than to further VWR’s business, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

6.
Assignment of Inventions. I will make prompt and full disclosure to VWR, will hold in trust for the sole benefit of VWR, and will assign, exclusively to VWR all my right, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of VWR. I hereby waive and quitclaim to VWR any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to VWR.

My obligation to assign shall not apply to any Invention about which I can prove that:
(a)	it was developed entirely on my own time; and

(b)	no equipment, supplies, facility, services, or trade secret information of VWR were used in its development; and

(c)	it does not relate (i) directly to the business of VWR or (ii) to the actual or demonstrably anticipated research or development of VWR; and

(d)	it does not result from any work performed by me for VWR.
7.
Excluded and Licensed Inventions. I have attached hereto a list describing all Inventions belonging to me and made by me prior to my employment with VWR that I wish to have excluded from this Agreement. If no such list is attached, I represent that there are no such Inventions. If in the course of my employment at VWR, I incorporate into a VWR product, process, or machine, an Invention owned by me or

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in which I have an interest, VWR is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use, and sell that Invention without restriction as to the extent of my ownership or interest.
8.
Application for Copyrights and Patents. I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical condition or for any other reason whatsoever, VWR is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to VWR as stated above, I hereby irrevocably designate and appoint VWR and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at VWR’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

9.
Third Party Information. I recognize that VWR has received and will receive confidential or proprietary information from third parties subject to a duty on VWR’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. This information shall be deemed not to include shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and VWR or its affiliates. During the term of my employment and thereafter I will not disclose nor use such information for the benefit of anyone other than VWR or such third party, or in any manner inconsistent with any agreement between VWR and such third party of which I am made aware, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

10.
Termination. I acknowledge that this Agreement shall not constitute a contract for employment for any specific period of time, and that either VWR or I am free to terminate this Agreement, and employment relationship, “at will,” at any time, with or without cause, subject to any prior notice requirement as specified in the letter agreement dated July 1, 2008 between me and VWR. I agree that upon termination of this Agreement and my employment, for any or no reason, I will promptly return to VWR all records of Confidential Information, including copies in my possession, and all other physical properties issued to me as an employee, in a reasonable state of function or repair. I will also so return any keys, pass cards, identification cards or other property belonging to VWR.

11.
Non-Waiver. The failure by VWR to enforce any of the provisions hereof upon any default by me at a particular time or under certain circumstances shall not be treated as a permanent waiver of such provisions and shall not prevent subsequent enforcement of such provisions upon default by either party.

12.
Irreparable Harm. I agree that any proven breach of this Agreement by me would cause irreparable harm to VWR for which monetary damages could not adequately compensate. If VWR proves a breach, irreparable harm shall be presumed and I expressly waive any bonding requirement as a prerequisite to VWR obtaining injunctive relief. VWR can also seek damages.

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13.
Assignability of This Agreement. The services contracted for between VWR and me in this Agreement are personal, and therefore I may not assign this Agreement to any other person or entity. This Agreement may, however, be assigned by VWR to a successor to the business of VWR.

14.
Severability. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by local, state, and/or federal law in the jurisdiction in which performance of this Agreement occurs, or in which performance of this Agreement is sought to be enforced. In the event that a court of competent jurisdiction determines that one or more provisions of this Agreement are not enforceable under the provisions of the jurisdiction in which performance occurs or enforcement is sought, such a determination shall not affect the enforceability of the remainder of this Agreement.

15.
Other Agreements. This Agreement, together with the letter agreement, dated July 1, 2008, between me and VWR (the “Letter Agreement”), sets forth the sole and entire agreement between the parties hereto, and supersedes and replaces any and all prior agreements, whether oral, written, or implied, entered into by me and VWR, pertaining to my employment, the terms, conditions, and responsibilities thereof, and/or any other subject matter contained in this Agreement or the Letter Agreement. This Agreement and the Letter Agreement shall be considered together as one agreement. There will be no modification of this Agreement, either verbal, implied, written, or otherwise, except through a written agreement signed by me, and an officer of VWR, which refers to the specific paragraph of this Agreement intended to be modified, and sets forth, in writing, the specific modification of said paragraph.

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WITNESS WHEREFORE, the parties have executed this Agreement as of the  _____  day of July, 2008.

/s/ Wu Ming Kei	VWR International, LLC
Executive — Signature

	By:	/s/ Paul Dumas
Its:
Eddy Ming Kei Wu	6/25/08
Executive — Print Name
June 20, 2008

Annex 1 — Employee Covenants
1. Noncompetition and Nonsolicitation. You acknowledge that in the course of your employment with VWR or any of its Subsidiaries or Affiliates you will become familiar with VWR’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning VWR and such Subsidiaries and Affiliates and that your services will be of special, unique and extraordinary value to VWR and such Subsidiaries and Affiliates. Therefore, you agree that:
(a) Noncompetition. During the Employment Period and for a period of twelve months thereafter, you shall not directly or indirectly, anywhere in the world, own, manage, control, participate in, consult with, render services for or enter into employment with any distributor with annual sales revenue exceeding $200,000,000 in the laboratory supplies industry (the “Business”). Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as you have no active participation in the business of such corporation.
(b) Nonsolicitation. During the Employment Period and for a period of eighteen months thereafter, you shall not directly or indirectly (i) induce or attempt to induce any employee of VWR or any of its Subsidiaries or Affiliates to leave the employ of VWR or any such Subsidiary or Affiliate, or in any way interfere with the relationship between VWR or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of VWR or any of its Subsidiaries or Affiliates within 180 days after a Separation, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of VWR or any of its Subsidiaries or Affiliates to cease doing business with VWR or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and VWR or any of its Subsidiaries or Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business and with which VWR or any of its Subsidiaries or Affiliates has entertained discussions relating to the acquisition of such business by VWR or any of its Subsidiaries or Affiliates in the twelve month period immediately preceding a Separation.
(c) Enforcement. If, at the time of enforcement of Section 1 or 2, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Annex 1. Therefore, in the event a breach or threatened breach of this Annex 1, VWR or any of its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(d) Additional Acknowledgments. You acknowledge that the provisions of Sections 1 and 2 are in consideration of: (i) employment with VWR or its Subsidiaries or Affiliates and (ii) additional good and valuable consideration, including the payment of salary and bonus, as set forth in this letter agreement. In addition, you agree and acknowledge that the restrictions contained in Sections 1 and 2 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (A) that the business of VWR and its Subsidiaries and Affiliates will be conducted throughout the world, (B) notwithstanding the state of incorporation or principal office of VWR or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including you), it is expected that VWR and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of your responsibilities, you will be traveling throughout the world in furtherance of VWR’s or any of its Subsidiaries’ or Affiliates’ business and relationships. You agree and acknowledge that the potential harm to VWR and any of its Subsidiaries and Affiliates of the non-enforcement of Sections 1 and 2 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read this Annex 1 and have given careful consideration to the restraints imposed upon you by this Annex 1, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of VWR and any of its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Annex 1 is reasonable with respect to subject matter, time period and geographical area.
2. Definitions.
“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.
“Board” means VWR’s board of directors.
“Cause” means (i) the conviction of a felony or the commission of fraud with respect to VWR or any of its Subsidiaries or Affiliates or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by the Board or a supervisor or report, after providing you with 15 days’ prior written notice and a reasonable opportunity to remedy such failure and (iii) gross negligence or willful misconduct with respect to VWR or any of its Subsidiaries or Affiliates. “Cause” shall be deemed not to include any act or failure to act, on your part, unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of VWR or any of its respective Affiliates. Any act, or failure to act, based upon authority given pursuant to a direction from the Board or based upon the advice of counsel for VWR or any of its respective Affiliates shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of VWR and its Affiliates. Your cessation of employment shall not be deemed to be for Cause unless and until (i) there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of at least a majority of the entire membership of the Board (excluding for this purpose any seat on the Board then held by you) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, that Cause exists for the termination of your employment, and specifying the particulars thereof in reasonable detail and (ii) if capable of cure within 30 days, you shall have been given 30 days from the date of the meeting of the Board at which you were given an opportunity, together with counsel, to be heard by the Board to cure the conduct specified by the Board. At any such Board meeting, you shall be automatically recused from participation in such meeting as a member of the Board.

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“Disability” means any physical or mental injury, illness or incapacity as a result of which you are unable to perform the functions of your duties for a continuous period of more than 90 days or for 120 days (whether or not continuous) within a 180 day period, as reasonably determined by the Board in good faith.
“Employment Period” means the period during which you are employed by VWR or any of its Subsidiaries or Affiliates, regardless of whether such employment is pursuant to the terms of this Letter Agreement or another agreement.
“Good Reason” means (i) VWR materially changes your authority, titles, reporting rights or obligations, and/or duties in a manner inconsistent with the position you currently hold or as described in the Letter Agreement, (ii) VWR fails to make any payment to you, or provide you with any benefit, required to be paid or provided to you pursuant to the Letter Agreement, (iii) VWR reduces your base salary and/or bonus entitlement described in your Letter Agreement, (iv) a relocation of your principal place of employment to a location that increases your commuting distance by more than 25 miles, except for travel by you on company business or (v) any successor to the business of VWR fails to assume VWR’s obligations under the Letter Agreement; provided that, in order for your resignation for Good Reason to be effective, written notice of the occurrence any event that constitutes Good Reason must be delivered by you to VWR within 180 days after you have actual knowledge of the occurrence of any such event and the occurrence of such event is not cured by VWR within ten (10) days after the date of such written notice by you to VWR.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
“Separation” means you ceasing to be employed by VWR or any of it Subsidiaries or Affiliates for any reason.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of VWR.

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3. Miscellaneous.
(a) Applicable Law. This Annex 1 shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania.
(b) Consent to Jurisdiction. You hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and the state courts of the State of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Annex 1 or any transaction contemplated hereby. You further agree that service of any process, summons, notice or document by certified or registered mail to your address as listed above or such other address or to the attention of such other person as you have specified by prior written notice to VWR shall be effective service of process in any action, suit or proceeding in the State of Pennsylvania with respect to any matters to which you have submitted to jurisdiction as set forth above in the immediately preceding sentence. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Annex 1 or the transactions contemplated hereby in the United States District Court for the Eastern District of Pennsylvania or the state courts of the State of Pennsylvania and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
(c) Additional Agreements. The provisions of this Annex 1 are in addition, and do not supersede, the provisions of the Personal Services, Confidentiality and Inventions Agreement between you and VWR.
(d) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS LETTER AGREEMENT (INCLUDING VWR) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LETTER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

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Annex 2 — General Release
I, Eddy Wu, in consideration of and subject to the performance by VWR International, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of the date as of                      (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.
I understand that any payments or benefits paid or granted to me under the “Severance/Restrictive Covenants” section of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the “Severance/Restrictive Covenants” section of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.
I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or this Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

8.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

9.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

10.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                                               ,                      TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                               ,                      VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

VARIETAL DISTRIBUTION HOLDINGS, LLC
2007 SECURITIES PURCHASE PLAN
1. Purpose of Plan. This 2007 Securities Purchase Plan (the “Plan”) of Varietal Distribution Holdings, LLC, a Delaware limited liability company (the “Company”), adopted by the Board of Managers of the Company on June 29, 2007, for employees, managers, consultants and advisers of the Company and its Subsidiaries, is intended to advance the best interests of the Company and its Subsidiaries by providing those persons who have a substantial responsibility for their management and growth with additional incentives by allowing such persons to acquire an equity interest in the Company and thereby encouraging them to contribute to the success of the Company and its Subsidiaries and, in the case of employees, to remain in their employ. The availability and offering of Common Units and Preferred Units under the Plan also is intended to increase the Company’s and its Subsidiaries’ ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth, and profitability of the Company and its Subsidiaries depends. The Plan is intended to be a compensatory benefit plan within the meaning of Rule 701 of the Securities Act and, unless and until the Common Units and Preferred Units are publicly traded, the issuance of Common Units and Preferred Units pursuant to the Plan is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701; provided that the foregoing shall not require the Company to rely on Rule 701 for any issuance pursuant to this Plan to the extent that another exemption from registration under the Securities Act is available for such issuance.
2. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:
“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.
“Board” means the Board of Managers of the Company or any successor governing body thereto.
“Common Units” means “Class A Common Units”, as such term is defined in the Limited Liability Company Agreement.
“Committee” means the committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be composed of two or more managers as appointed from time to time to serve by the Board.
“Limited Liability Company Agreement” means “LLC Agreement” means the Limited Liability Company Agreement of the Company, dated on or about the date hereof among the parties from time to time party thereto, as amended from time to time pursuant to its terms.
“Participants” means present and future employees, managers, consultants or advisers of the Company or its Subsidiaries, as such persons may be selected in the sole discretion of the Committee.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
“Preferred Units” means the “Class A Preferred Units”, as such term is defined in the Limited Liability Company Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.
“Securityholders Agreement” means the Securityholders Agreement, dated on or about the date of the adoption of this Plan, among the Company and holders of the Units signatories thereto, as the same may be amended, supplemented or otherwise modified from time to time.
“Units” has the meaning given to such term in the Limited Liability Company Agreement.
3. Grant or Sale of Units. The Committee shall have the power and authority to grant without consideration or to sell to any Participant any Units at any time prior to the termination of this Plan in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee. Units granted or sold under this Plan shall be subject to such terms and evidenced by agreements as shall be determined from time to time by the Committee (each a “Management Unit Purchase Agreement”). Participants receiving grants or purchasing Units pursuant to this Plan shall be required, as a condition to such grant or purchase, to become a party to the Limited Liability Company Agreement, the Securityholders Agreement and any other agreement or arrangement determined by the Committee.
4. Administration of the Plan. The Plan shall be administered by the Committee; provided that if for any reason the Committee shall not have been appointed by the Board, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board. Subject to the limitations of this Plan, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant or sell Units to Participants on such terms and in such amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such Units as it shall deem appropriate, (iv) interpret this Plan and, as applied to Participants and their permitted transferees, the LLC Agreement, the Securityholders Agreement and the Management Unit Purchase Agreement (collectively with the Plan, the “Equity Agreements”) and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Equity Agreements as applied to Participants and their permitted transferees, (v) correct any defect or omission or reconcile any inconsistency in the Equity Agreements as applied to Participants and their permitted transferees and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Equity Agreements as applied to Participants and their permitted transferees. Each action of the Committee or the Board shall be binding on all Participants.
5. Taxes. The Company shall be entitled, if necessary or desirable, to withhold (or secure payment from any Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable and/or Units issuable under this Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction.
6. Rights of Participants. Nothing in this Plan or in any Equity Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time (with or without cause), nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiaries or Affiliates for any period of time or to continue his or her present (or any other) rate of compensation. No person shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.
7. Certain Adjustments. The number of Units issued under the Plan to each Participant shall be proportionately adjusted in the case of a Unit split, reverse Unit split, Unit dividend, recapitalization, combination, reclassification or other distribution in respect of the Units without the receipt of consideration by the Company.
8. Amendment, Suspension, and Termination of Plan. The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Committee may deem advisable; provided that no such amendment shall be made without the approval of the Board to the extent such approval is required by law, agreement or the rules of any exchange upon which the Units are listed, and no such amendment, suspension, or termination shall impair the rights of Participants under outstanding Management Unit Purchase Agreements without the consent of the Participants affected thereby, except to the extent provided for in any such Management Unit Purchase Agreement. The Plan shall terminate on the tenth anniversary of the date the Plan has been adopted by the Board and no Units shall be issued hereunder after such date.
9. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Units issued hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the

Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 9 only if such Board or Committee member has acted in good faith and in a manner that such Board or Committee member reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that upon the institution of any such action, suit, or proceeding a Board or Committee member shall give the Company written notice thereof and an opportunity, at the Company’s own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend such action, suit or proceeding on his own behalf.
10. Shareholder Approval. The Plan shall be duly approved by a majority of the outstanding Class A Common Units of the Company entitled to vote within 12 months after the Plan has been adopted by the Board.
Adopted by the Board of Managers of the Company, on June 29, 2007.
* * * * *

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